UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2013

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

5 Centerpointe Drive, Suite 400 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(971) 204-0382

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

During the three months ended May 31, 2013, CytoDyn Inc. (the "Company") sold a total of $680,000 in unsecured convertible promissory notes ("Notes") in a private placement to two individuals and one entity in exchange for cash in an equal amount. Each purchaser of Notes is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The Notes are convertible at the election of the holder into shares of common stock at a fixed conversion price of $.75 per share. In connection with the sale of the Notes, warrants for a total of 650,641 shares of common stock were issued which are currently exercisable in full and will expire between March 1, 2015 and May 31, 2015. Of the warrants, 358,334 shares have an exercise price of $2.00 per share and 292,307 shares have an exercise price of $0.65 per share. The Company relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder in connection with the issuance of the promissory notes and warrants.

During the same period, the Company raised an additional $500,000 in cash through the issuance of a one-year unsecured promissory note to a director of the Company. The principal of the note is due in cash in a single payment at maturity and bears simple interest at the rate of 15% per annum. The interest will be payable in the form of common stock of the Company at a rate of $0.50 per share, up to a total of 150,000 shares. The Company relied on the exemption from registration set forth in Section 4(2) of the Securities Act in connection with the issuance of the promissory note.

During the period from March 1, 2013 through May 31, 2013, in connection with and as consideration for their service as directors of the Company, the Company issued or was committed to issue fully-vested shares of the Company’s common stock as follows: Anthony Caracciolo, 5,625 shares; Allan M. Green, 4,980 shares; Gregory A. Gould, 5,625 shares; Michael Nobel, 5,625 shares; and Jordan Naydenov, 5,625 shares. The Company relied on the exemption from registration set forth in Section 4(2) of the Securities Act in connection with the issuance of shares to directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.
Dated: June 6, 2013	By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer